Exhibit 10.51

SECOND AMENDMENT

TO

BOSTON PROPERTIES, INC.

EXECUTIVE SEVERANCE PLAN

A. The Boston Properties, Inc. Senior Executive Severance Plan, as adopted as of July 30, 1998 (the “Plan”), as subsequently amended, is further amended as follows.

1. Section 5(a) of the Plan is hereby amended by adding the following new paragraph to the end of such Section:

“Notwithstanding the foregoing, no Covered Employee who becomes eligible to participate in this Plan on or after January 1, 2014 (a “Subsequent Covered Employee”) shall be entitled to a Gross-Up Payment. In the event that Severance Payments payable to a Subsequent Covered Employee would be subject to the Excise Tax, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total Federal, state, and local income and employment taxes payable by the Subsequent Covered Employee on the amount of the Severance Payments that are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Subsequent Covered Employee shall be entitled to the full benefits payable under this Plan.

(ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total Federal, state, and local income and employment taxes on the amount of the Severance Payments that are in excess of the Threshold Amount, then the benefits payable under this Plan shall be reduced to the extent necessary (but not below zero) so that the maximum Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments; and (4) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.

For purposes of this Section 5, “Threshold Amount” shall mean three times the Subsequent Covered Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

2. The first sentence of Section 5(b) of the Plan is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“Subject to the provisions of Section 5(c), all determinations required to be made under Section 5(a), shall be made by PricewaterhouseCoopers LLP or any other nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Covered Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Covered Employee.”

B. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed on behalf of the Company by its duly authorized officer this 8th day of January, 2014.

BOSTON PROPERTIES, INC.

By:	/s/ Eric Kevorkian
	Name:	Eric Kevorkian
	Title:	Senior Vice President, Senior Corporate Counsel and Assistant Secretary

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